Exhibit 23.1

Consent of Independent Accountants



We consent to the incorporation by reference in this registration statement of Ethyl Corporation on Form S-3 (File No. 33-57243) of our report dated January 29, 1996, on our audits of the consolidated financial statements of Ethyl Corporation and Subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, appearing on page 45 of the Ethyl Corporation 1995 Annual Report, which report is incorporated by reference in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."





                                                     COOPERS & LYBRAND L.L.P.



Richmond, Virginia
June 28, 1996